                                                                    EXHIBIT 12.1

                       HAYES WHEELS INTERNATIONAL, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES
                                 (unaudited)
                     (Millions of dollars except ratios)


                                                                                          Pro Forma
                            Year        Year         Year       Year         Year          Year         Quarter        Quarter
                           Ended       Ended        Ended        Ended        Ended         Ended         Ended         Ended
                          Jan. 31,    Jan. 31,     Jan. 31,     Jan. 31,     Jan. 31,      Jan. 31,      Apr. 30,       Apr. 30,
                           1993        1994         1995         1996         1997          1997          1996           1997
                          --------    --------     --------     --------     --------     ----------     ----------     ---------
Earnings:
  Earnings (loss) before
    taxes on income and
    minority interest.... $  7.8      $42.2          $49.9         $46.2       ($102.0)      ($122.6)        $9.9           $8.8

Interest expense:
  Bank borrowings and
    long-term debt.......   33.8       13.6           13.4          15.0          48.5          73.6          3.6           18.4
  Rentals (1)............    0.5        1.0            2.0           2.6           4.6           6.8          0.8            1.3
                          ------      -----          -----         -----        ------        ------        -----          -----
                            34.3       14.6           15.4          17.6          53.1          80.4          4.4           19.7
Earnings before interest
  expense, taxes on
  income and minority
  interest...............  $42.1      $56.8          $65.3         $63.8        ($48.9)       ($42.2)       $14.3          $28.5
                           =====      =====          =====         =====        ======        ======        =====          =====
Fixed charges:
  Bank borrowings and
    long-term debt.......  $33.8      $13.6          $13.4         $15.0         $48.5         $73.6         $3.6          $18.4
  Rentals (1)............    0.5        1.0            2.0           2.6           4.6           6.8          0.8            1.3
                           -----      -----          -----         -----        ------        ------        -----          -----

    Total fixed charges..  $34.3      $14.6          $15.4         $17.6         $53.1         $80.4         $4.4          $19.7
                           =====      =====          =====         =====        ======        ======        =====          =====

Ratio of earnings to
  fixed charges..........   1.23       3.89           4.24          3.63         (0.92)        (0.52)        3.25           1.35
                           =====      =====          =====         =====        ======        ======        =====          =====

Coverage deficiency on
  fixed charges..........    N/A        N/A            N/A           N/A         102.0         122.6          N/A            N/A
                          ======      =====          =====         =====        ======        ======        =====          =====


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(1) Estimated interest component of rent expense.